Exhibit 10.18

Layne Christensen Company
Long-Term Incentive Plan

Section I.Effective Date.

This Layne Christensen Company Long-Term Incentive Plan (the "LTI Plan" or "Plan") is effective as of February 1, 2015.  This Plan supersedes and replaces the Layne Christensen Company Long-Term Incentive Compensation Plan in effect on February 1, 2014.

Section II.Purpose of Plan and plan overview.

Layne Christensen Company ("Company") has created the LTI Plan to provide a general framework for the Company's Compensation Committee to use in determining annual equity incentive awards to selected employees ("Participants"). The LTI Plan is structured to provide incentive compensation in line with the Company's stated pay philosophy.  Awards of equity under the LTI Plan relate to the Company's common stock ("Company Stock"), and are made pursuant to a separate, shareholder-approved Company equity plan (the "Company Equity Plan").

During the first 90 days of each fiscal year (the "Award Year") the Company's Board of Directors (the "Board") will establish an annual equity pool ("Annual Equity Pool") for the LTI Plan. The Annual Equity Pool represents the total value of awards for the Award Year to be granted to LTI Plan participants.  The total value of each Annual Equity Pool is based on and expressed as a percentage of the Company's market capitalization.  The Annual Equity Pool is allocated among eligible Participants based on each eligible Participant's long-term incentive target percentage ("LTI Percentage"), which is a percentage of a Participant's base salary in effect on LTI award determination date.  The product of each eligible Participant's LTI Percentage and base salary is that Participant's "LTI Target Opportunity." Each eligible Participant receives a grant from the Annual Equity Pool with an approximate value equal to that Participant's LTI Target Opportunity.  Such equity grant will be composed of a mix of one or more of the following equity awards, each in percentages as determined by the Committee: time-vested nonqualified stock option awards (a "Time-Vested Options"); time-vested restricted stock unit awards ("Time-Vested RSUs"); and performance-vested performance shares award ("Performance Shares"). The Committee may elect for the equity grant to not have any of one type of equity award (e.g., no Time-Vested Options) for a particular year but, collectively, the applicable Time-Vested Options, Time-Vested RSUs and Performance Shares award percentages shall total 100% of the Participant's LTI Target Opportunity and collectively, all such awards are referred to herein as the “LTI Awards.”  The term “Grant” or “Granting” as used herein shall refer to the Committee’s act of issuing or Granting the LTI Awards under the Company Equity Plan.

Section III.Administration.

The administration of this Plan shall be established and overseen by the Compensation Committee (the "Committee") of the Board.  Subject to the terms of the

Company Equity Plan, the Committee, with the approval of the Board, shall have complete discretion to determine the terms of all LTI Awards, including the amount and vesting conditions thereof.  LTI Percentages shall initially be determined by the Chief Executive Officer ("CEO") of the Company, recommended by the CEO to the Committee, and, if recommended and approved by the Committee, approved by the Board.  The Board may accept or may elect to change any LTI Percentage for any eligible Participant.  The Committee shall have full power to delegate to one or more members of senior management of the Company, or a committee thereof, all or a part of the Committee's power and authority to calculate and track actual financial performance of one or more targeted goals and validation of other non-financial measures.  All audited financial results and any performance measurement related thereto will be presented to the Committee for review and approval and, if approved by the Committee, submitted for approval by the Board.  Subject to the approval of the Board, the Committee shall have the full power, in its sole discretion, to interpret, construe and administer this Plan and to adopt rules and regulations relating to this Plan.  Decisions made by the Board (or its designee) in good faith and in the exercise of its powers and duties hereunder shall be final and binding upon all parties concerned.  No member of the Board (or its designee) shall be liable to anyone for any action taken or decision made in good faith pursuant to the power or discretion vested in such member or the Board or any designee under this Plan.

SECTION IV.Eligibility.

Eligibility for participation in this Plan is limited solely to those persons selected by the Committee and recommended for approval by the Board.  Eligibility shall initially be limited to the Company's executives and division presidents.  Selection as a Participant does not guarantee receipt of any LTI Award and participation for an Award Year does not entitle such person to be a Participant for any future Award Year.  Generally, the Board shall select and designate the Participants who will be eligible for an LTI Award for a specific Award Year no later than the ninetieth (90th) day of such Award Year; provided, however, the Board may, in its sole discretion be permitted to add new Participants at any time during such Award Year.

SECTION V.  DETERMINATION of Annual Equity Pool.

For each Award Year the Board shall establish that year's Annual Equity Pool and such Annual Equity Pool shall generally have a value equal to 2% of the Company's average market capitalization for the 30-day period ending January 31 of that Award Year.  For each Award Year, the total value of LTI Awards Granted to eligible Participants (such LTI Awards' value determined pursuant to Section VII) shall not exceed the value of that Award Year's Annual Equity Pool.  Advance Board approval must be obtained if LTI Awards having a value in excess of the Annual Equity Pool are to be Granted to Participants at any point during the Award Year.

SECTION VI.	Determination of Participant's target Lti Opportunity.

Subject to and in accordance with the conditions set forth in this Section VI, for any Award Year the Board allocates the Annual Equity Pool by Granting any combination of Options, Restricted Stock and Performance Shares to selected Participants.  The manner in which each Award Year's Annual Equity Pool is allocated among Participants, and the  number of shares underlying the LTI Awards, shall be based upon each Participant's Target LTI Opportunity calculated as follows:

(A)First, each Participant's LTI Percentage will be determined based on the Participant's Title and Level and as outlined in Appendix A to this Plan; and

(B) Second, each Participant's LTI Target Opportunity will be determined by multiplying the Participant's LTI Percentage by the Participant's then current base salary.

Notwithstanding the above, if either the Plan is revised to include additional Participants or the size of the Annual Equity Pool increases or decreases due to changes in the Company's market capitalization, and the calculated Participant LTI Target Opportunities exceed or are below the Annual Equity Pool, the Participants' LTI Percentages will be adjusted up or down to meet the Annual Equity Pool for that year.

SECTION VII.Form and Timing of LTI awardS.

Each Participant's LTI Target Opportunity shall be converted into LTI Awards in accordance with this Section VII.  In all cases, a Participant must be employed by the Company or one of its subsidiaries on the date the LTI Awards for that Award Year are Granted (the "Grant Date") to be eligible to receive the LTI Awards.

(A)	Shares Subject to LTI Awards. For each Award Year:

(i)A Committee-determined percentage, if any, of each Participant's LTI Target Opportunity may be granted in the form of a Time-Vested Option.  Under the current Plan, no portion of a Participant's LTI Target Opportunity is expected to be granted in the form of Time-Vested Options, but the Committee has sole discretion to award Time-Vested Options recognizing that circumstances surrounding annual LTI grants will change from year to year.  To the extent a portion of a Participant's LTI Target Opportunity is granted in Time-Vested Options, the number of Shares covered by the Time-Vested Option shall be the quotient of (A) the Committee-determined percentage of the Participant's LTI Target Opportunity allocated for a Time-Vested Option Award, divided by (B) the Grant Date per share fair value (determined using a lattice valuation model selected by the Board or Committee) of a 10-year stock option to purchase a share of Company Stock with an exercise price equal to the closing price of the Company Stock on the date of grant of the LTI Awards.  The option exercise price for the Time-Vested Option shall, in all cases, be the "Fair Market Value" (as determined under the Company Equity Plan) of a share of Company Stock on the Time-Vested Option's Grant Date;

(ii)A Committee-determined percentage, if any, of each Participant's LTI Target Opportunity shall be granted in the form of Time-Vested RSUs.  Under the current Plan, the percentage is generally expected to be 20% of each Participant's LTI Target Opportunity, but the Committee has sole discretion to increase or decrease this percentage recognizing that circumstances surrounding annual LTI grants will change from year to year.  To the extent a portion of a Participant's LTI Target Opportunity is granted in Time-Vested RSUs, the number of Shares subject to the Time-Vested RSU award shall be the quotient of (A) the Committee-determined percentage of the

Participants' LTI Target Opportunity allocated for a Time-Vested RSU Award, divided by (B) the Grant Date "Fair Market Value" (as determined under the Company Equity Plan) of a share of Company Stock on the Time-Vested RSU's Grant Date; and

(iii)A Committee-determined percentage, if any, of each Participant's LTI Target Opportunity shall be granted in the form of Performance Shares. Under the current Plan, the percentage is generally expected to be 80% of each Participant's LTI Target Opportunity, but the Committee has sole discretion to increase or decrease this percentage recognizing that circumstances surrounding annual LTI grants will change from year to year.  To the extent a portion of a Participant's LTI Target Opportunity is granted in Performance Shares, the number of Performance Shares covered by the Performance Shares award shall be the quotient of (A) the Committee-determined percentage of the Participant's LTI Target Opportunity allocated for a Time-Vested Performance Share Award, divided by (B) the Grant Date per share value of a Performance Share award (as determined by the Board or Committee) as of the Performance Shares' Grant Date.

All fractional Shares subject to any LTI Award may be rounded up or down as determined by the Board.

(B)General Vesting/Payment Terms.  The LTI Awards shall become exercisable, vest and be settled as set forth below in this Section VII (B).  All LTI Awards will also be subject to the terms and conditions of the Company Equity Plan and the respective LTI Award agreement.

(i)Time-Vested Option. Provided the Participant has remained continuously employed by the Company through the applicable vesting date, any Time-Vested Option award shall vest (i.e., become exercisable) in ratable 1/3 increments on the first, second and third anniversaries of the option's Grant Date.

(ii)Time-Vested RSUs.  Provided the Participant has remained continuously employed by the Company through the applicable vesting date, any Time-Vested RSU's shall vest and be settled upon the earliest to occur of (a) the third (3rd) anniversary of the Time-Vested RSUs Grant Date, or (b) subject to Section XI(C), the Participant's separation from service with the Company after attaining the age of 60 and after having been employed by the Company or one of its affiliates for five years or more (a "Retirement").  Any Time-Vested RSUs shall remain nontransferable and subject to forfeiture restrictions until such vesting; provided, however, if upon a Participant's separation from service all or a portion of the Time-Vested RSUs would otherwise be forfeited, the Board may, in its sole discretion, agree to vest all or a portion of such Time-Vested RSUs if in its judgment the performance of Participant has warranted such vesting and/or such vesting is in the best interests of the Company.  Any such accelerated vesting and issuance of shares of Company Stock shall be subject to potential delay in accordance with Section XI(C).  All shares of Company Stock received in connection with the settlement of a vested RSU shall be subject to a transferability restriction such that no such shares may be sold or transferred until the Participant's separation from service with the Company; provided, however, the Committee may elect to withhold shares of Company Stock at the time a vested RSU is settled to the extent necessary to satisfy the Company's payroll and tax withholding obligations.

(iii)Performance Shares.   Provided the Participant has remained continuously employed by the Company through the end of applicable three (3) year performance period upon which the payment of the Performance Shares will be based, any Performance Shares will vest and be payable based on the level of achievement of one or more performance goals eligible to be used for equity awards granted under a Company Equity Plan (the "Performance Goal") for such performance period, as set forth in the Performance Shares' award agreement.

(C)Other Equity Grants.Nothing in this Plan shall prevent or restrict the Board from making additional equity award grants to the extent permissible under the Company Equity Plan.

SECTION VIII.RIGHTS TO LTI BONUSES ARE UNSECURED.

A Participant's potential right to an LTI Award does not constitute an equity or other ownership interest in the Company.  The Company shall not be required to and shall not segregate any funds representing any LTI Award and nothing in this Plan shall be construed as providing for such segregation.  Nothing in this Plan and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company, on the one hand, and a Participant, or any other person, on the other hand.  Employee has no preferred claim on, or any beneficial ownership in, any assets of the Company.

SECTION IX.	Amendment and Termination of Plan; Term of Plan.

The Board may, at any time or times, amend this Plan, pursuant to written resolution adopted by the Board.  The Board may, with respect to any Award Year, terminate this Plan by written resolution adopted by the Board.  In the event this Plan is terminated, no further LTI Awards will be Granted under this Plan except that all LTI Awards Granted before the termination of this Plan shall continue in accordance with this Plan until such LTI Award either becomes exercised, vested and payable, or is forfeited.

SECTION X.Non-Assignability.

A Participant's rights pursuant to this Plan may not be transferred, alienated, assigned, pledged, hypothecated or otherwise disposed of other than by will or by the laws of descent and distribution.  If a Participant attempts to alienate, assign, pledge, hypothecate, or otherwise dispose of the Participant's rights to any LTI Award or any other right pursuant to this Plan, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by this Plan, the Board may terminate all of the Participant's rights under this Plan and all LTI Awards granted to such Participant, and all of such Participant's rights under this Plan will thereupon become null and void.

SECTION XI.Miscellaneous.

(A)The Company's obligation to make any payment, or deliver any shares of Company Stock, pursuant to this Plan shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

(B)Nothing in this Plan shall be construed to give any person any benefit, right or interest except as expressly provided herein, and nothing in this Plan shall be construed as establishing any right of continued employment by the Company.

(C)Notwithstanding any provision in this Plan or any LTI Award to the contrary, this Plan and all LTI Awards shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code and regulations and other guidance issued thereunder.  For purposes of determining whether any payment made pursuant to this Plan or an LTI Award results in a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable.  Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder. If any deferred compensation payment is payable due to a "specified employee" under Section 409A on account of a separation from service for any reason other than death, then such payment shall be delayed for a period of six months and paid immediately following the expiration of such six month period.  A Participant or beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or beneficiary in connection with any payments to such Participant or beneficiary pursuant to this Plan, including but not limited to any taxes, interest and penalties under Section 409A, and neither the Company nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold a Participant or beneficiary harmless from any and all of such taxes and penalties.

(D)The provisions of this Plan, except where otherwise required by law, will be governed, construed, enforced, and administered in accordance with the laws of the State of Delaware.

Appendix A – Target LTI Percentages

Title / Band	Level	Target LTI Percentage
CEO	0	200%
Corporate Executives (COO, CFO, GC, CAO)	1 Corp.	100%
Division Presidents	1 Div.	60%
Non-Executive Corporate Officers	2 Corp.	30%
Corporate VPs	3 Corp.	30%
Field VP’s	3 Div.	30%
Corporate Directors	4 Corp.	15%
Field Directors	4 Div.	15%